Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-230331, 333-211148, 333-168812, 333-117654, and 333-51126 on Form S-8 and Registration Statement Nos. 333-222076 and 333-221355 on Form S-3 of our reports dated February 21, 2020, relating to the consolidated financial statements and financial statement schedules of Alliant Energy Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 21, 2020